Exhibit 99.2

HUFFY CORPORATION

Corporate Office

NEWS RELEASE

Contact: Robert W. Lafferty

Vice President - Finance, CFO and Treasurer

(937) 865-5407

HUFFY CORPORATION TO COMPLETE

PAYMENT OF DECLARED DIVIDEND

DAYTON, OHIO, JANUARY 27, 2000 - HUFFY CORPORATION (NYSE-HUF) today announced that is had funded the payment of the dividend declared by its Board of Directors on July 22, 1999. As previously announced, payment of the dividend had been delayed until the completion of the Corporation's refinancing negotiations with its lenders. Huffy and its lenders signed their agreements yesterday, January 26.

Don R. Garber, Chairman, President & CEO stated, "I am very pleased that negotiations for a favorable new lending agreement are now complete. As previously committed, we have now funded the payment of the declared dividend." Pursuant to the new lending agreement, Huffy will refrain from declaring further dividends prior to June 30, 2001.

The third quarter, 1999 regular dividend of $.085 per share on its Common Stock is payable to holders of record October 15, 1999. The Corporation announced that checks would be issued to shareholders within 14 days.

Huffy Corporation is a leading provider of consumer and retail services, and a leading supplier of bicycles and home basketball equipment.

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The discussion in this press release contains forward-looking statements, including those on the retail marketplace, and is qualified by the cautionary statements contained in the Company's report on Form 8-K, dated March 16, 1999.